Exhibit 99.1

Horizon Technology Finance Announces
Second Quarter 2016 Financial Results

Generated Strong Net Investment Income and Portfolio Yield of 15.5%

Enhanced Liquidity Position to Pursue Investment Opportunities

Net Investment Income Exceeds Distributions for Fourth Consecutive Quarter

FARMINGTON, Conn., August 2, 2016 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights

•	Earned net investment income of $4.5 million, or $0.39 per share, for the quarter
•	Achieved an annualized portfolio yield of 15.5% for the quarter
•	Total liquidity as of June 30, 2016 was $37.3 million
•	Increased commitments under its revolving credit facility by $25 million to $95 million
•	Ended the quarter with an investment portfolio of $233.3 million
•	Net asset value equaled $153.2 million, or $13.27 per share, at quarter end
•	Asset coverage for borrowed amounts of 252% as of June 30, 2016
•	Floating rate loans comprised 96% of the outstanding principal of the loan portfolio at quarter end
•	Funded $14.5 million in loans to four companies
•	Experienced liquidity events from three portfolio companies
•	At quarter end, held a portfolio of warrant and equity positions in 85 portfolio companies
•	Declared distributions of $0.115 per share payable in each of October, November and December 2016, increasing cumulative declared distributions to $8.72 per share since going public in October 2010

“For the fourth consecutive quarter our net investment income exceeded our distributions,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Our strong earnings performance during this quarter was driven by positive liquidity events and M&A activity that contributed to strong net investment income and an attractive portfolio yield. While we had ample liquidity to compete for investment opportunities during the second quarter, the quality of many investment prospects did not meet our underwriting criteria.”

Mr. Pomeroy continued, “As we move through the second half of 2016, our focus will be on using our enhanced liquidity to selectively pursue investment opportunities that we believe will provide acceptable risk-adjusted returns. Complementing this, we expect to continue to realize a steady stream of end-of-term payment, prepayment and success fee income, as we look to provide stable distributions. With our diversified and maturing warrant portfolio, we also remain optimistic about our ability to offer further upside potential to our shareholders.”

Operating Results

Total investment income was $9.1 million for the three months ended June 30, 2016, as compared to $6.9 million for the three months ended June 30, 2015. The year-over-year increase in total investment income is primarily due to higher interest income on investments resulting from the higher average size of the loan portfolio, along with a higher yield earned. For the six months ended June 30, 2016 and 2015, total investment income was $18.4 million and $14.1 million, respectively.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended June 30, 2016 and 2015 was 15.5% and 13.1%, respectively. Horizon’s dollar-weighted average annualized portfolio yield on average loans for the six months ended June 30, 2016 and 2015 was 15.5% and 14.0%, respectively.

Total net expenses for the three months ended June 30, 2016 increased to $4.7 million, as compared to $4.0 million for the three months ended June 30, 2015. Interest expense increased year-over-year primarily due to an increase in average borrowings, offset by a decrease in effective cost of debt. Base management fee increased year-over-year primarily due to the higher average size of the investment portfolio. Total expenses for the six months ended June 30, 2016 increased to $9.6 million, as compared to $8.3 million for the six months ended June 30, 2015.

Net investment income for the three months ended June 30, 2016 was $4.5 million, or $0.39 per share, as compared to $2.9 million, or $0.25 per share, for the three months ended June 30, 2015. For the six months ended June 30, 2016 and 2015, net investment income was $8.9 million, or $0.77 per share, and $5.8 million, or $0.54 per share, respectively.

For the three months ended June 30, 2016, the net realized loss on investments was $0.9 million, or $0.08 per share, as compared to net realized loss on investments of $0.03 million for the three months ended June 30, 2015. For the six months ended June 30, 2016 and 2015, the net realized loss on investments was $2.9 million, or $0.25 per share, and $0.3 million, or $0.02 per share, respectively.

For the three months ended June 30, 2016, the net unrealized depreciation on investments was $3.7 million, or $0.32 per share, as compared to net unrealized appreciation on investments of $1.1 million, or $0.10 per share, for the three months ended June 30, 2015. For the six months ended June 30, 2016, net unrealized depreciation on investments totaled $4.7 million, or $0.41 per share, as compared to net unrealized appreciation on investments of $0.02 million for the six months ended June 30, 2015.

Portfolio Summary and Investment Activity

As of June 30, 2016, the Company’s debt portfolio consisted of 49 secured loans with an aggregate fair value of $227.0 million. In addition, the Company’s total warrant, equity and other investments in 87 portfolio companies had an aggregate fair value of $6.3 million as of June 30, 2016. Total portfolio investment activity as of and for the three and six months ended June 30, 2016 and 2015 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Beginning portfolio	$245,035	$204,300	$250,267	$205,101
New debt investments	15,187	48,000	31,687	71,933
Principal payments received on investments	(13,800)	(5,401)	(23,786)	(13,155)
Early pay-offs	(8,632)	(5,386)	(16,729)	(23,422)
Accretion of debt investment fees	379	264	741	604
New debt investment fees	(230)	(515)	(519)	(701)
New equity	11	—	56	—
Sale of investments	(99)	—	(935)	—
Net realized loss on investments	(871)	—	(2,788)	(230)
Net unrealized (depreciation) appreciation on investments	(3,714)	(1,114)	(4,728)	18
Ending portfolio	$233,266	$240,148	$233,266	$240,148

Net Asset Value

At June 30, 2016, the Company’s net assets were $153.2 million, or $13.27 per share, as compared to $162.8 million, or $13.99 per share, as of June 30, 2015, and $159.8 million, or $13.85 per share, as of December 31, 2015.

For the three months ended June 30, 2016, the net decrease in net assets resulting from operations was $0.1 million, or $0.01 per share, compared with a net increase in net assets of $1.7 million, or $0.15 per share, for the three months ended June 30, 2015. For the six months ended June 30, 2016 and 2015, the net increase in net assets resulting from operations was $1.3 million, or $0.11 per share, and $5.6 million, or $0.52 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2016 and December 31, 2015:

($ in thousands)	June 30, 2016			December 31, 2015
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	11	$49,131	21.7%	7	$23,603	9.8%
3	30	150,629	66.4	37	199,185	82.2
2	7	25,503	11.2	7	18,879	7.8
1	1	1,700	0.7	1	500	0.2
Total	49	$226,963	100.0%	52	$242,167	100.0%

As of June 30, 2016 and December 31, 2015, Horizon’s loan portfolio had a weighted average credit rating of 3.1 and 3.0, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and high degree of risk of loss of principal. As of June 30, 2016, there was one debt investment with an internal credit rating of 1, with a cost of $6.3 million and a fair value of $1.7 million. As of December 31, 2015, there was one debt investment with an internal credit rating of 1, with a cost of $2.7 million and a fair value of $0.5 million.

Liquidity Events

Horizon experienced liquidity events from three portfolio companies in the quarter ended June 30, 2016. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In May, SpringCM, Inc. (“SpringCM”) prepaid the outstanding principal balance of $3.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in SpringCM.

In June, IntegenX, Inc. (“IntegenX”) prepaid the outstanding principal balance of $3.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in IntegenX.

In June, NOMi Corporation partially prepaid $1.1 million of the outstanding principal balance of its venture loan.

Liquidity and Capital Resources

As of June 30, 2016, the Company had $37.3 million in available liquidity, including $16.3 million in cash and $21.0 million in funds available under existing credit facility commitments.

On April 27, 2016, Horizon’s wholly owned subsidiary, Horizon Credit II LLC, increased the size of its syndicated revolving credit facility (“Credit Facility”) led by KeyBank National Association to $95 million by adding a $25 million commitment from a new lender, MUFG Union Bank, N.A.

At June 30, 2016, there was $68.0 million outstanding under the Credit Facility. The Credit Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the Credit Facility.

On June 15, 2016, Horizon’s wholly owned subsidiary, Horizon Funding Trust 2013-1, at its option, repaid in full the remaining outstanding principal balance of the fixed-rate asset-backed notes which it issued on June 28, 2013 in the original aggregate principal amount of $90 million.

As of June 30, 2016, the Company’s debt to equity leverage ratio was 66%, and the asset coverage ratio for borrowed amounts was 252%.

On July 29, 2016, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2017 or the repurchase of $5.0 million of the Company’s common stock.

Monthly Distributions Declared in Third Quarter 2016

On July 29, 2016, the Company’s board of directors declared monthly distributions of $0.115 per share payable in each of October, November and December 2016. The following table shows these monthly distributions, which total $0.345 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
September 16, 2016	September 20, 2016	October 17, 2016	$0.115
October 18, 2016	October 20, 2016	November 15, 2016	$0.115
November 16, 2016	November 18, 2016	December 15, 2016	$0.115
		Total:	$0.345

After paying distributions of $0.345 per share and earning $0.39 per share for the quarter, the Company’s undistributed spillover income as of June 30, 2016 was $0.19 per share. Spillover income includes any ordinary income and net capital gains from the preceding years that were not distributed during such years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Subsequent Event

On July 11, 2016, mBlox, Inc. (“mBlox”) was acquired by CLX Communications AB. In connection with the acquisition, mBlox prepaid the outstanding principal balance of $8.6 million on two of its venture loans, plus interest, end-of-term payments, prepayment fees and a success fee. In addition to this prepayment, on June 30, 2016, mBlox repaid the outstanding principal balance of $1.5 million on another of its venture loans, plus an end-of-term payment.

Conference Call

The Company will host a conference call on Wednesday, August 3, 2016 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 43061189.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through August 5, 2016. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 43061189. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contact:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30, 2016	December 31, 2015

Assets
Non-affiliate investments at fair value (cost of $243,221 and $255,494, respectively)	$233,266	$250,267
Investments in money market funds	—	285
Cash	16,280	20,765
Restricted investments in money market funds	—	1,091
Interest receivable	8,114	6,258
Other assets	2,259	2,230
Total assets	$259,919	$280,896

Liabilities
Borrowings	$100,502	$114,954
Distributions payable	3,984	3,980
Base management fee payable	406	385
Incentive fee payable	1,027	1,028
Other accrued expenses	770	798
Total liabilities	106,689	121,145

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2016 and December 31, 2015	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,661,531 and 11,648,594 shares issued and 11,548,149 and 11,535,212 shares outstanding as of June 30, 2016 and December 31, 2015, respectively	12	12
Paid-in capital in excess of par	179,833	179,707
Distributions in excess of net investment income	(1,063)	(2,006)
Net unrealized depreciation on investments	(9,955)	(5,227)
Net realized loss on investments	(15,597)	(12,735)
Total net assets	153,230	159,751
Total liabilities and net assets	$259,919	$280,896
Net asset value per common share	$13.27	$13.85

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Investment income
Interest income on non-affiliate investments	$8,788	$6,599	$17,790	$13,161
Prepayment fee income on non-affiliate investments	263	208	429	728
Fee income on non-affiliate investments	41	50	170	234
Total investment income	9,092	6,857	18,389	14,123
Expenses
Interest expense	1,512	1,263	3,046	2,850
Base management fee	1,247	1,146	2,531	2,177
Performance based incentive fee	1,027	722	2,126	1,458
Administrative fee	275	309	556	577
Professional fees	343	287	844	718
General and administrative	261	299	462	559
Total expenses	4,665	4,026	9,565	8,339
Management and performance based incentive fees waived	—	(67)	—	(67)
Net expenses	4,665	3,959	9,565	8,272
Net investment income before excise tax	4,427	2,898	8,824	5,851
(Credit) provision for excise tax	(85)	10	(85)	20
Net investment income	4,512	2,888	8,909	5,831

Net realized and unrealized loss on investments
Net realized loss on investments	(876)	(29)	(2,862)	(259)
Net unrealized (depreciation) appreciation on investments	(3,714)	(1,114)	(4,728)	18
Net realized and unrealized loss on investments	(4,590)	(1,143)	(7,590)	(241)

Net (decrease) increase in net assets resulting from operations	$(78)	$1,745	$1,319	$5,590
Net investment income per common share	$0.39	$0.25	$0.77	$0.54
Net (decrease) increase in net assets per common share	$(0.01)	$0.15	$0.11	$0.52
Distributions declared per share	$0.345	$0.345	$0.69	$0.69
Weighted average shares outstanding	11,544,412	11,632,724	11,541,208	10,725,004